 Exhibit 16.1

November 30, 2007

Securities and Exchange Commission                                  Certified Mail Return Receipt Requested
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen::

We have read Item 4 of Form 8-K dated November 30, 2007 of ICON Leasing Fund Eleven, LLC and are in agreement with such statements, except that we are not in a position to agree or disagree with the following:

(i)  The last sentence of the first paragraph of item 4.01(a)
(ii)  The Company's statements in item 4.01(b)

If you have any questions or need additional information, please contact us at 212-572-5500.

Very truly yours,

/s/Hays & Company LLP
Hays & Company LLP

jlp

A MEMBER OF MOORE STEPHENS INTERNATIONAL LIMITED AS: MOORE STEPHENS HAYS LLP

MOORE STEPHENS INTERNATIONAL LIMITED IS A GROUP OF INDEPENDENT FIRMS WITH
OFFICES IN PRINCIPAL CITIES WITHIN NORTH AMERICA AND THROUGHOUT THE WORLD